CONSENT OF KPMG DEUTSCHE TREUHAND-GESELLSCHAFT
                             AKTIENGESELLSCHAFT


     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 19, 1995, on our audit of the combined financial statements and schedules of the Henkel-Ecolab Joint-Venture as of November 30, 1994, 1993 and 1992 and for the periods beginning December 1, 1993, 1992 and 1991 and ended November 30, 1994, 1993 and 1992, which report is included in Ecolab Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the reference to our firm under the heading, Interests of Named Experts and Counsel.


     Dusseldorf, Germany
     May 5, 1995



     KPMG Deutsche Treuhand-Gesellschaft
     Aktiengesellschaft
     Wirtschaftsprufungsgesellschaft




     /s/Dr. Kuhr              /s/Haas
     Dr. Kuhr                 Haas
     Wirtschaftsprufer        Wirtschaftsprufer